Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VACASA, INC.
Pursuant to Section 242
of the General Corporation Law of the State of Delaware

Vacasa, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
        1.    The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting the text of Section 7.1(a) thereof and inserting the following in lieu thereof:
“Except as otherwise provided by the General Corporation Law or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the by-laws of the Corporation (as such By-laws may be amended from time to time, the “By-laws”) shall so require, the election of the directors of the Corporation (the “Directors”) need not be by written ballot. Except as otherwise provided for or fixed pursuant to the provisions of Section 5.2 of this Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect additional Directors, the total authorized number of Directors constituting the entire Board shall not be less than five (5) and shall not be more than eleven (11), with the then-authorized number of Directors being fixed from time to time exclusively by the Board within such range (subject to the Stockholders’ Agreement if then in effect).”

        2.    The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting the text of Section 7.3 thereof and inserting the following in lieu thereof:
“Subject to the rights of the holders of any one or more series of Preferred Stock then-outstanding and subject to obtaining any required stockholder votes or consents under the Stockholders’ Agreement (or complying with any stockholders’ designation rights under the Stockholders’ Agreement), newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by the affirmative vote of the remaining

Directors then in office, even if less than a quorum of the Board. Any Director so chosen shall hold office until the next election of the class of Directors in which such Director is included and until his or her successor shall be duly elected and qualified or until such Director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any Director then in office.”

    3.    The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting the text of Section 7.5 thereof and inserting the following in lieu thereof:
“Quorum. The requirements for a quorum to be obtained shall be in accordance with the applicable provisions of the DGCL.”

    4.    The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting Sections 11.1 and 11.2 of Article 11 thereof and inserting the following in lieu thereof:
“11.1 To the fullest extent permitted under the General Corporation Law, no Director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or officer, as applicable.

11.2 Any amendment or repeal of this Article 11 shall not adversely affect any right or protection of a Director or officer hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal. If the General Corporation Law is amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of a Director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.”

    5.    The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting the text of Section 17(kkk) thereof and inserting the following in lieu thereof:

“Stockholders Agreement” or “Stockholders’ Agreement” collectively means the Stockholders’ Agreement, dated as of December 6, 2021, by and among the Corporation and the other persons party thereto or that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time, as well as any other subsequent agreements entered into in accordance with Section 2.1(j) of the Stockholders’ Agreement, dated as of December 6, 2021.”

    7.    The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

    IN WITNESS WHEREOF, Vacasa, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on this 23rd day of May, 2023.

VACASA, INC.

By:_/s/ Rebecca Boyden______________
Name: Rebecca Boyden
Title: Chief Legal Officer and Secretary